PROSPECTUS SUPPLEMENT DATED JULY 6, 2004	FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus Dated January 23, 2004)	SEC REGISTRATION NO. 333-101537

Common Stock

8% Series A Convertible Redeemable Preferred Stock

8% Series B Convertible Redeemable Preferred Stock

Common Stock Purchase Warrants

ITC^DeltaCom, Inc.

This prospectus supplement should be read in conjunction with the prospectus dated January 23, 2004, which is to be delivered with this prospectus supplement.

The information in this prospectus supplement supersedes in part the information appearing under the heading “Selling Securityholders” in the prospectus.

Investing in these securities involves various risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SELLING SECURITYHOLDERS

Since January 23, 2004, which is the date of the prospectus to which this prospectus supplement relates, we have issued to the selling securityholders additional shares of Series A preferred stock as payment-in-kind dividends on outstanding shares of Series A preferred stock and additional shares of Series B preferred stock as payment-in-kind dividends on outstanding shares of Series B preferred stock. These additional shares of preferred stock, and the shares of common stock issuable from time to time upon conversion of such shares of preferred stock, are registered for offer and sale by the selling securityholders pursuant to this prospectus and are reflected in the following common stock and preferred stock tables or the related notes. The tables in this prospectus supplement also reflect sales or other dispositions by the selling securityholders of common stock, preferred stock and warrants covered by this prospectus since January 23, 2004.

Common Stock

Selling Securityholder	Number of Outstanding Shares of Common Stock Offered Hereby(1)(2)	Total Number of Shares of Common Stock Offered Hereby(1)(2)
John Almeida, Jr.	3,272	4,729
Donald W. Burton	66,667	531,477
Ellen L. Collins	17,500	139,513
Henry E. Crosby, Jr.	2,333	60,435
CT Communications Northeast, Inc.	40,000	318,885
Kelly M. Hawk	3,333	26,575
Carroll L. Hodges	25,000	199,034
Campbell B. Lanier, III	120,048	957,044
Campbell B. Lanier, III Charitable Remainder Trust, William H. Scott, III, Trustee	1,474	11,749
Campbell B. Lanier, IV	1,213	9,669
1997 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	4,220	35,890
1999 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	10,704	85,283
David G. Lanier	8,333	66,435
J. Smith Lanier II	66,250	528,154
J. Smith Lanier & Co., Inc.	6,667	53,149
John T. Lanier	8,591	68,489
Eric J. Lee	1,000	2,457
Elizabeth L. Lester	16,667	132,870
Foster McDonald	11,666	93,010
Wesley L. McDonald	3,333	26,575
North State Telephone Company	16,667	132,870
Andrew M. Paul	0	83,741
SCANA Corporation	500,000	3,986,053
William H. Scott, III	16,667	33,563
Douglas A. Shumate	6,667	53,149
Sean Traynor	1,000	2,457
UBS Securities LLC	0	100,028
Laura VanBuren	1,000	2,810

Common Stock

Selling Securityholder	Number of Outstanding Shares of Common Stock Offered Hereby(1)(2)	Total Number of Shares of Common Stock Offered Hereby(1)(2)

Welsh, Carson, Anderson & Stowe Group	28,896,644	43,926,185

Subtotal	29,856,916	51,638,715
Unnamed holders of common stock issuable upon conversion of preferred stock after July 1, 2004(2)	N/A	17,181,961

Total (3)	29,856,916	68,820,676

Series A Preferred Stock

Selling Securityholder	Number of Shares of Series A Preferred Stock Offered Hereby (4)(6)
Donald W. Burton	22,699
Ellen L. Collins	5,959
Henry E. Crosby, Jr.	2,838
CT Communications Northeast, Inc.	13,620
Kelly M. Hawk	1,135
Carroll L. Hodges	8,512
Campbell B. Lanier, III	40,875
Campbell B. Lanier, III Charitable Remainder Trust, William H. Scott, III, Trustee	502
Campbell B. Lanier, IV	413
1997 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	1,440
1999 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	3,642
David G. Lanier	2,838
J. Smith Lanier II	22,558
J. Smith Lanier & Co., Inc.	2,270
John T. Lanier	2,926
Elizabeth L. Lester	5,675
Foster McDonald	3,973
Wesley L. McDonald	1,135
North State Telephone Company	5,675
SCANA Corporation	170,240
Douglas A. Shumate	2,270
UBS Warburg LLC	3,399

Subtotal	324,594
Unnamed holders of Series A preferred stock issuable after July 1, 2004(4)	324,931

Total (5)	649,525

Series B Preferred Stock

Selling Securityholder	Number of Shares of Series B Preferred Stock Offered Hereby (4)(6)
John Almeida, Jr.	32
Eric J. Lee	32
Andrew M. Paul	2,121
Sean Traynor	32
Laura VanBuren	43
Welsh, Carson, Anderson & Stowe Group	368,831

Subtotal	371,091
Unnamed holders of Series B preferred stock issuable after July 1, 2004 (4)	343,909

Total	715,000

Series A Warrants

Selling Securityholder	Series A Warrants Offered Hereby (6)
Donald W. Burton	67,582
Ellen L. Collins	17,741
Henry E. Crosby, Jr.	8,448
CT Communications Northeast, Inc.	40,549
Kelly M. Hawk	3,380
Carroll L. Hodges	25,344
Campbell B. Lanier, III	121,697
Campbell B. Lanier, III Charitable Remainder Trust, William H. Scott, III, Trustee	1,494
Campbell B. Lanier, IV	1,230
1997 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	4,278
1999 Trust FBO Campbell B. Lanier, IV, James O. Hayles, Jr., Trustee	10,851
David G. Lanier	8,448
J. Smith Lanier II	67,159
J. Smith Lanier & Co., Inc.	6,759
John T. Lanier	8,709
Elizabeth L. Lester	16,896
Foster McDonald	11,828
Wesley L. McDonald	3,380
North State Telephone Company	16,896
SCANA Corporation	506,862
William H. Scott, III	16,896
Douglas A. Shumate	6,759
UBS Warburg LLC	40,549

Total	1,013,735

Series B Warrants

Selling Securityholder	Series B Warrants Offered Hereby
John Almeida, Jr.	396
Eric J. Lee	396
Andrew M. Paul	13,058
Sean Traynor	396
Laura VanBuren	396
Welsh, Carson, Anderson & Stowe Group	2,735,358

Total	2,750,000

(1)	Assumes that any fractional shares of common stock otherwise issuable upon conversion of the preferred stock or upon exercise of the warrants will be rounded up to the nearest whole share of common stock.

(2)	The shares of common stock eligible for resale by this prospectus include the shares of common stock that are issuable by us upon conversion of the shares of preferred stock that are outstanding from time to time. Of these shares of common stock, the shares of common stock shown opposite each named selling securityholder in the column entitled “Total Number of Shares of Common Stock Offered Hereby” represent the shares of common stock issuable by us upon conversion of the preferred stock as of July 1, 2004, which is the date to which we have paid all accrued dividends on the preferred stock. The 17,181,961 additional shares of common stock that are eligible for resale by this prospectus include the shares of common stock that will become issuable by us upon conversion of the preferred stock outstanding from time to time after July 1, 2004 (1) as a result of dividends that accrue from July 1, 2004 on the preferred stock that was outstanding as of that date and, (2) if we issue preferred stock after July 1, 2004 as payment-in-kind dividends, as a result of the shares of common stock subject to issuance upon conversion of such preferred stock as of the issue date of such preferred stock, and, thereafter, as a result of dividends that accrue on such preferred stock. The maximum number of such additional shares of common stock that are eligible for resale by this prospectus as a result of the foregoing events are set forth in the row entitled “Unnamed holders of common stock issuable upon conversion of preferred stock issuable after July 1, 2004.” The offered shares of common stock shown do not include an indeterminate number of shares of common stock that may be issued by us from time to time upon conversion of the preferred stock or upon exercise of the warrants as a result of antidilution adjustments and other events specified in the terms of the preferred stock and the warrants.

(3)	Represents the total number of shares of common stock eligible for resale by this prospectus as of July 2, 2004, after giving effect to the sale or other transfer by selling securityholders prior to July 2, 2004 of 73,000 shares of common stock pursuant to this prospectus, 6,000 shares of common stock other than pursuant to this prospectus and 15,475 shares of Series A preferred stock pursuant to this prospectus.

(4)	The shares of preferred stock eligible for resale by this prospectus include shares of Series A preferred stock that we may issue after July 1, 2004 as dividends on the then outstanding shares of Series A preferred stock and additional shares of Series B preferred stock that we may issue after July 1, 2004 as dividends on the then outstanding shares of Series B preferred stock. The maximum number of these additional shares of preferred stock are set forth in the rows of the preferred stock tables entitled “Unnamed holders of Series A preferred stock issuable after July 1, 2004” and “Unnamed holders of Series B preferred stock issuable after July 1, 2004.” Our board of directors is not required to declare these dividends in any quarter and may declare the dividends, if at all, in its discretion.

(5)	Represents the total number of shares of Series A preferred stock eligible for resale by this prospectus as of July 2, 2004, after giving effect to the sale or other transfer by selling securityholders prior to July 2, 2004 of 15,475 shares of Series A preferred stock pursuant to this prospectus.

(6)	Series A preferred stock, Series B preferred stock and Series A warrant amounts set forth in the tables and related notes have been rounded up to the nearest whole number. Without rounding, the total number of outstanding shares of Series A preferred stock offered by this prospectus is 324,584.7533 shares, the total number of outstanding shares of Series B preferred stock offered by this prospectus is 371,083.6060 shares and the total number of outstanding Series A warrants offered by this prospectus is 1,013,724 Series A warrants.

Beneficial Ownership of Offered Securities

The total number of shares of common stock shown as offered by John Almeida, Jr. include 1,061 shares of common stock issuable upon the conversion of Series B preferred stock held of record by Mr. Almeida and 396 shares of common stock issuable upon the exercise of Series B warrants held of record by Mr. Almeida. Mr. Almeida is a general partner of Welsh, Carson, Anderson & Stowe and a Welsh Carson securityholder.

The outstanding shares of common stock shown as offered by Donald W. Burton consist of 16,667 shares of common stock held of record by The Burton Partnership, Limited Partnership, and 50,000 shares of common stock held of record by The Burton Partnership (QP), Limited Partnership. The total number of shares of common stock shown as offered by Mr. Burton include the following: 99,307 shares of common stock issuable upon conversion of Series A preferred stock held of record by The Burton Partnership, Limited Partnership, and 297,920 shares of common stock issuable upon conversion of Series A preferred stock held of record by The Burton Partnership (QP), Limited Partnership; 16,896 shares of common stock issuable upon exercise of Series A warrants held of record by The Burton Partnership, Limited Partnership, and 50,687 shares of common stock issuable upon exercise of Series A warrants held of record by The Burton Partnership (QP), Limited Partnership. The shares of Series A preferred stock shown as offered by Mr. Burton consist of 5,675 shares of Series A preferred stock held of record by The Burton Partnership, Limited Partnership, and 17,024 shares of Series A preferred stock held of record by The Burton Partnership (QP), Limited Partnership. The Series A warrants shown as offered by Mr. Burton consist of 16,896 Series A warrants held of record by The Burton Partnership, Limited Partnership, and 50,687 Series A warrants held of record by The Burton Partnership (QP), Limited Partnership. Mr. Burton is the general partner of The Burton Partnership, Limited Partnership, and The Burton Partnership (QP), Limited Partnership.

The total number of shares of common stock shown as offered by Ellen L. Collins include 104,272 shares of common stock issuable upon conversion of Series A preferred stock and 17,741 shares of common stock issuable upon exercise of Series A warrants held of record by Ms. Collins.

The total number of shares of common stock shown as offered by Henry E. Crosby, Jr. include 49,654 shares of common stock issuable upon conversion of Series A preferred stock and 8,448 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Crosby.

The total number of shares of common stock shown as offered by CT Communications Northeast, Inc. include 238,336 shares of common stock issuable upon conversion of Series A preferred stock and 40,549 shares of common stock issuable upon exercise of Series A warrants held of record by CT Communications Northeast.

The total number of shares of common stock shown as offered by Kelly M. Hawk include 19,862 shares of common stock issuable upon conversion of Series A preferred stock and 3,380 shares of common stock issuable upon exercise of Series A warrants held of record by Ms. Hawk.

The total number of shares of common stock shown as offered by Carroll L. Hodges include 148,960 shares of common stock issuable upon conversion of Series A preferred stock and 25,344 shares of common stock issuable upon exercise of Series A warrants held of record by Ms. Hodges.

The outstanding shares of common stock shown as offered by Campbell B. Lanier, III include 1,765 shares of common stock held of record by Brown Investment Partners, L.P., of which Mr. Lanier serves as general partner. The total number of shares of common stock shown as offered by Mr. Lanier include the following: 10,514 shares of common stock issuable upon conversion of Series A preferred stock held of record by Brown Investment Partners, L.P.; 1,789 shares of common stock issuable upon exercise of Series A warrants held of record by Brown Investment Partners, L.P.; 704,785 shares of common stock issuable upon conversion of Series A preferred stock held of record by Mr. Lanier; and 119,908 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Lanier. The shares of Series A preferred stock shown as offered by Mr. Lanier include 601 shares of Series A preferred stock held of record by Brown Investment Partners, L.P. The Series A warrants shown as offered by Mr. Lanier include 1,789 Series A warrants held of record by Brown Investment Partners, L.P.

The total number of shares of common stock shown as offered by Campbell B. Lanier, III Charitable Remainder Trust include 8,781 shares of common stock issuable upon conversion of Series A preferred stock and 1,494 shares of common stock issuable upon exercise of Series A warrants held of record by the Campbell B. Lanier, III Charitable Remainder Trust. William H. Scott, III, trustee of the Campbell B. Lanier, III Charitable Remainder Trust, is also a selling securityholder.

The total number of shares of common stock shown as offered by Campbell B. Lanier, IV include 7,226 shares of common stock issuable upon conversion of Series A preferred stock and 1,230 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Lanier.

The total number of shares of common stock shown as offered by the 1997 Trust FBO Campbell B. Lanier, IV include 25,194 shares of common stock issuable upon conversion of Series A preferred stock and 4,278 shares of common stock issuable upon exercise of Series A warrants held of record by the 1997 Trust FBO Campbell B. Lanier, IV.

The total number of shares of common stock shown as offered by the 1999 Trust FBO Campbell B. Lanier, IV include 63,728 shares of common stock issuable upon conversion of Series A preferred stock and 10,851 shares of common stock issuable upon exercise of Series A warrants owned of record by the 1999 Trust FBO Campbell B. Lanier, IV.

The total number of shares of common stock shown as offered by David G. Lanier include 49,654 shares of common stock issuable upon conversion of Series A preferred stock and 8,448 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Lanier.

The outstanding shares of common stock shown as offered by J. Smith Lanier, II include 13,750 shares of common stock held of record by Mr. Lanier’s spouse, Elizabeth W. Lanier. The total number of shares of common stock shown as offered by Mr. Lanier include the following: 81,928 shares of common stock issuable upon conversion of Series A preferred stock and 13,939 shares of common stock issuable upon exercise of Series A warrants held of record by Ms. Lanier; and 312,816 shares of common stock issuable upon conversion of Series A preferred stock and 53,221 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Lanier. The shares of Series A preferred stock shown as offered by J. Smith Lanier, II include 4,682 shares of Series A preferred stock held of record by Ms. Lanier. The Series A warrants shown as offered by J. Smith Lanier, II include 13,939 Series A warrants held of record by Ms. Lanier. Mr. Lanier shares voting and investment power with respect to the shares held of record by Ms. Lanier.

The total number of shares of common stock shown as offered by J. Smith Lanier & Co., Inc. include 39,723 shares of common stock issuable upon conversion of Series A preferred stock and 6,759 shares of common stock issuable upon exercise of Series A warrants held of record by J. Smith Lanier & Co. J. Smith Lanier, II, who is a selling securityholder, is the Chairman and a stockholder of J. Smith Lanier & Co. David G. Lanier, who is also a selling securityholder, is the President and Chief Executive Officer, a director and a stockholder of J. Smith Lanier & Co.

The total number of shares of common stock shown as offered by John T. Lanier include 51,189 shares of common stock issuable upon conversion of Series A preferred stock and 8,709 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Lanier.

The total number of shares of common stock shown as offered by Eric J. Lee include 1,061 shares of common stock issuable upon conversion of Series B preferred stock and 396 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Lee.

The total number of shares of common stock shown as offered by Elizabeth L. Lester include 99,307 shares of common stock issuable upon conversion of Series A preferred stock and 16,896 shares of common stock issuable upon exercise of Series A warrants held of record by Ms. Lester.

The outstanding shares of common stock shown as offered by Foster McDonald include 8,333 shares of common stock held of record by Brindlee Capital LLC, of which Mr. McDonald serves as manager. The total number of shares of common stock shown as offered by Mr. McDonald include the following: 19,862 shares of common stock issuable upon conversion of Series A preferred stock and 3,380 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. McDonald; and 49,654 shares of common stock issuable upon conversion of Series A preferred stock and 8,448 shares of common stock issuable upon exercise of Series A warrants held of record by Brindlee Capital LLC. The shares of Series A preferred stock shown as offered by Mr. McDonald include 2,838 shares of Series A preferred stock held of record by Brindlee Capital LLC. The Series A warrants shown as beneficially owned by Mr. McDonald include 8,448 Series A warrants held of record by Brindlee Capital LLC.

The total number of shares of common stock shown as offered by Wesley L. McDonald include 19,862 shares of common stock issuable upon conversion of Series A preferred stock and 3,380 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. McDonald.

The total number of shares of common stock shown as offered by North State Telephone Company include 99,307 shares of common stock issuable upon conversion of Series A preferred stock and 16,896 shares of common stock issuable upon exercise of Series A warrants held of record by North State Telephone Company.

The total number of shares of common stock shown as offered by Andrew M. Paul consist of 70,683 shares of common stock issuable upon conversion of Series B preferred stock and 13,058 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Paul.

The outstanding shares of common stock shown as offered by SCANA Corporation consist of 500,000 shares of common stock held of record by SCANA Communications Holdings, Inc. The total number of shares of common stock shown as offered by SCANA Corporation include the following; 2,979,191 shares of common stock issuable upon conversion of Series A preferred stock held of record by SCANA Communications Holdings; and 506,862 shares of common stock issuable upon exercise of Series A warrants held of record by SCANA Communications Holdings. The shares of Series A preferred stock shown as offered by SCANA Corporation consist of 170,240 shares of Series A preferred stock held of record by SCANA Communications Holdings. The Series A warrants shown as offered by SCANA Corporation consist of 506,862 Series A warrants held of record by SCANA Communications Holdings. SCANA Corporation reports that it shares beneficial ownership with respect to all of the foregoing securities with SCANA Communications, Inc. and SCANA Communications Holdings, and that beneficial ownership is attributed to SCANA Corporation and SCANA Communications by virtue of SCANA Communications being the sole shareholder of SCANA Communications Holdings and SCANA Corporation being the sole shareholder of SCANA Communications.

The total number of shares of common stock shown as offered by William H. Scott, III include 16,896 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Scott. Mr. Scott serves as trustee of the Campbell B. Lanier, III Charitable Remainder Trust and may be deemed to be the beneficial owner of the securities shown as offered by the trust. The securities shown as offered by Mr. Scott do not include the securities held by the trust.

The total number of shares of common stock shown as offered by Douglas A. Shumate include 39,723 shares of common stock issuable upon conversion of Series A preferred stock and 6,759 shares of common stock issuable upon exercise of Series A warrants held of record by Mr. Shumate.

The total number of shares of common stock shown as offered by Sean Traynor include 1,061 shares of common stock issuable upon conversion of Series B preferred stock and 396 shares of common stock issuable upon exercise of Series B warrants held of record by Mr. Traynor.

The total number of shares of common stock shown as offered by UBS Securities LLC include 59,479 shares of common stock issuable upon conversion of Series A preferred stock and 40,549 shares of common stock issuable upon exercise of Series A warrants held of record by UBS Securities.

The total number of shares of common stock shown as offered by Laura VanBuren include 1,414 shares of common stock issuable upon conversion of Series B preferred stock and 396 shares of common stock issuable upon exercise of Series B warrants held of record by Ms. VanBuren.

The entities and individuals referred to below constitute the Welsh, Carson, Anderson & Stowe Group. The members of the Welsh, Carson, Anderson & Stowe Group, together with the other holders of the Series B preferred stock set forth above and certain former affiliates or employees of Welsh, Carson, Anderson & Stowe, constitute the Welsh Carson securityholders referred to elsewhere in this prospectus. The Welsh, Carson, Anderson & Stowe Group reports that Welsh, Carson, Anderson & Stowe VIII, L.P. shares voting and investment power with respect to all of the securities shown with the following other members of the Welsh, Carson, Anderson & Stowe Group: WCAS VIII Associates, L.L.C., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P., Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Thomas E. McInerney, Robert A. Minicucci, Anthony J. de Nicola, Paul B. Queally, Jonathan M. Rather, D. Scott Mackesy, John D. Clark, James R. Matthews and Sanjay Swani. The foregoing individuals other than Mr. Clark are the managing members of WCAS VIII Associates, L.L.C., the sole general partner of Welsh, Carson, Anderson & Stowe VIII, L.P. In addition, Messrs. Welsh, Carson, Anderson, McInerney, Minicucci, de Nicola, Queally and Rather are the managing members of WCAS CP III Associates, L.L.C., the sole general partner of WCAS Capital Partners III, L.P., and Messrs. Anderson and McInerney are the general partners of WCAS INFO Partners, the sole general partner of WCAS Information Partners, L.P.

The outstanding shares of common stock shown as offered by the Welsh, Carson, Anderson & Stowe Group consist of the following: 25,848,113 shares of common stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 1,951,715 shares of common stock held of record by WCAS Capital Partners III, L.P.; 235,932 shares of common stock held of record by each of Patrick J. Welsh and Russell L. Carson; 192,932 shares of common stock held of record by Bruce K. Anderson; 43,000 shares of common stock held of record by Mary R. Anderson TTEE U/A dated 12/03/2003 Bruce K. Anderson Intangible Trust; 240,483 shares of common stock held of record by Thomas E. McInerney; 83,185 shares of common stock held of record by Robert A. Minicucci;

28,766 shares of common stock held of record by Anthony J. de Nicola; 16,630 shares of common stock held of record by Paul B. Queally; 5,549 shares of common stock held of record by Jonathan M. Rather; 3,288 shares of common stock held of record by D. Scott Mackesy; 2,418 shares of common stock held of record by James R. Matthews; and 8,701 shares of common stock held of record by Sanjay Swani.

The total number of shares of common stock shown as offered by the Welsh, Carson, Anderson & Stowe Group include the following: 11,981,607 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 2,538,648 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by WCAS Capital Partners III, L.P.; 109,609 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by each of Messrs. Welsh, Carson and Anderson; 111,729 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. McInerney; 38,803 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Minicucci; 12,977 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. de Nicola; 7,901 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Queally; 2,517 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Rather; 1,810 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Mackesy; 750 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Matthews; and 3,972 shares of common stock issuable upon conversion of Series B preferred stock and upon exercise of Series B warrants held of record by Mr. Swani.

The shares of Series B preferred stock shown as offered by the Welsh, Carson, Anderson & Stowe Group consist of the following: 302,921 shares of Series B preferred stock held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 53,012 shares of Series B preferred stock held of record by WCAS Capital Partners III, L.P.; 2,778 shares of Series B preferred stock held of record by each of Messrs. Welsh, Carson and Anderson; 2,842 shares of Series B preferred stock held of record by Mr. McInerney; 987 shares of Series B preferred stock held of record by Mr. Minicucci; 319 shares of Series B preferred stock held of record by Mr. de Nicola; 202 shares of Series B preferred stock held of record by Mr. Queally; 64 shares of Series B preferred stock held of record by Mr. Rather; 43 shares of Series B preferred stock held of record by Mr. Mackesy; 11 shares of Series B preferred stock held of record by Mr. Matthews; and 96 shares of Series B preferred stock held of record by Mr. Swani.

The Series B warrants shown as offered by the Welsh, Carson, Anderson & Stowe Group consist of the following: 1,884,245 Series B warrants held of record by Welsh, Carson, Anderson & Stowe VIII, L.P.; 771,583 Series B warrants held of record by WCAS Capital Partners III, L.P.; 17,014 Series B warrants held of record by each of Messrs. Welsh, Carson, Anderson and McInerney; 5,935 Series B warrants held of record by Mr. Minicucci; 2,374 Series B warrants held of record by Mr. de Nicola; 1,186 Series B warrants held of record by Mr. Queally; 791 Series B warrants held of record by Mr. Swani; and 396 Series B warrants held of record by each of Messrs. Rather, Mackesy and Matthews.